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April 28, 2009

Bell, Boyd & Lloyd LLC issued an opinion dated June 12, 2001, for each of the Registrant’s series designated Pearl Total Return Fund and Pearl Aggressive Growth Fund, filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-1A, Securities Act File No. 333-53390 as filed on June 15, 2001 (the “Opinion”). Effective March 1, 2009, Bell, Boyd & Lloyd LLP combined its practice with that of K&L Gates LLP; accordingly, this consent is submitted by K&L Gates LLP. We hereby consent to the incorporation by reference of the Opinion as part of Post-Effective Amendment No. 11 to the registration statement.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ K&L Gates LLP
K&L Gates LLP